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                                                                    EXHIBIT 99.1



 FOR IMMEDIATE RELEASE



                        PHYSICIANS RESOURCE GROUP, INC.
                             ANNOUNCES DEVELOPMENTS
                             REGARDING COMPANY DEBT


DALLAS, TEXAS - December 31, 1998 - Physicians Resource Group, Inc. (NYSE: PRG) today announced that NationsBank has agreed not to take any action prior to January 11, 1999 with respect to its $9.5 million loan to the Company due December 31, 1998. The Company continues to work with NationsBank and the individual guarantors of the NationsBank loan to obtain an acceptable arrangement to permit the Company to pursue its restructuring. As a result of the continued default on the NationsBank loan, the Company is restricted under applicable subordination provisions from paying interest due on December 1, 1998 on its outstanding $125 million 6% Convertible Subordinated Debentures due 2001. The maturity of the Debentures could be accelerated by the Debenture Trustee or holders of 25% aggregate principal amount of the Debentures after today as a result of such non-payment.

PRG is a provider of physician practice management services to eye care practices and operates ambulatory surgery centers. Contact: Jonathan R. Bond, Senior Vice President (972) 892-7200.

     Certain statements in this news release consist of forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. As such, they involve risks and uncertainties as detailed from time to time in the reports filed by the Company with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1997.